Exhibit 99.1
FOR IMMEDIATE RELEASE
ExcelFin Acquisition Corp. Announces 30-day Extension of Extension Proposal
New York, NY, April 11, 2024 — ExcelFin Acquisition Corp. (“we”, “us”, “our”, or the “Company”), today announced that (i) the special meeting of the stockholders of the Company originally scheduled for April 18, 2024 (the “Special Meeting”) has been adjourned to April 23, 2024 and (ii) the Extended Date (as defined below) of the Extension Amendment Proposal to be voted upon at the Special Meeting is being changed from June 25, 2024 to July 25, 2024. Following this change, at the Special Meeting, Company’s stockholders will be asked:
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to consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation (the “Charter”) pursuant to an amendment to the Charter (the “Extension Amendment” and such proposal, the “Extension Amendment Proposal”) to extend the date by which the Company must effectuate an initial business combination (“initial business combination”) from April 25, 2024 (the “Termination Date”) to July 25, 2024, comprised of three one-month extensions (each an “Extension”), for a total of three months after the Termination Date (assuming the Company’s initial business combination has not occurred) (the end date of each Extension referred to herein as the “Extended Date”); and

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to consider and vote upon a proposal to amend the Company’s Charter pursuant to an amendment to the Charter (the “Redemption Limitation Amendment” and such proposal, the “Redemption Limitation Amendment Proposal”) to eliminate from the Charter the limitation that the Company shall not redeem public shares to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation”). The Redemption Limitation Amendment would allow the Company to redeem public shares irrespective of whether such redemption would exceed the Redemption Limitation; and

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to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to (i) permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or (ii) if stockholders have elected to redeem an amount of shares in connection with the Extension Amendment such that the Company would not adhere to the continued listing requirements of The Nasdaq Global Market (“Nasdaq”) (the “Adjournment Proposal”).

The only change in the Special Meeting is that in the proxy materials dated March 20, 2024, the Extension Amendment Proposal provided for two one-month Extensions until June 25, 2024. The revised Extension Amendment Proposal provides for three one-month Extensions until July 25, 2024. If the Extension Proposal is approved, the Company will have the right to extend the Combination Period for a total of up to three times, with three one-month Extensions for a total of three months after the Termination Date up to July 25, 2024 (if extended to the full extent), provided that in connection with each Extension, the Company or ExcelFin SPAC LLC, the Company’s sponsor (the “Sponsor”) (or its affiliates or permitted designees) agrees to deposit into the trust account for each of the three one-month Extensions the lesser of (x) $50,000 or (y) $0.02 for each unredeemed public share (the “Extension Payment”) until July 25, 2024 (assuming the Company’s business combination has not occurred) in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.
The Redemption Limitation Amendment Proposal and the Adjournment Proposal as originally described in the proxy materials are not affected by this change.
The record date for the stockholders to vote at the Special Meeting remains the close of business on March 20, 2024 (the “Record Date”). Stockholders who have previously submitted their proxy or otherwise voted should vote again.
You may vote again or change your vote by sending a later-dated, signed proxy card to the Company at ExcelFin Acquisition Corp., 100 Kingsley Park Dr, Fort Mill, South Carolina 29715, so that it is received prior to the Special Meeting or by attending the Special Meeting in person and voting (including by virtual means as provided below). You also may revoke your proxy by sending a notice of revocation to the same address, which must be received by the Company prior to the Special Meeting.
As a result of this change, the Special Meeting will now be held at 10:00 a.m., Eastern Time, on April 23, 2024, exclusively via live webcast at https://web.lumiconnect.com/276796335. You will need the passcode “excelfin2024” and the 16-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Also as a result of this change, the date and time by which stockholders seeking to exercise redemption rights must tender their public shares physically or electronically and submit a request in writing that the Company redeem their public shares for cash to the Company’s transfer agent, Equinity Trust Company, LLC, is being extended to 5:00 p.m., Eastern Time, on April 19, 2024.
About ExcelFin Acquisition Corp.
ExcelFin Acquisition Corp. is blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
Additional Information and Where to Find It
The definitive proxy statement has been mailed to the Company’s stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Company with the SEC may be obtained free of charge by contacting Company at 100 Kingsley Park Dr., Fort Mill, South Carolina 29715. If you have questions about the proposals or if you need additional copies of the Proxy Statement you should contact our proxy solicitor:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Stockholders may call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call: (203) 658-9400
Email: xfin.info@investor.morrowsodali.com
Participants in the Solicitation
Company and its sponsor, officers and directors may be deemed to be participants in the solicitation of proxies from Company stockholders. Information about Company’s sponsor, officers and directors and their ownership of Company common stock is set forth in the proxy statement for Company’s Special Meeting of Stockholders, which was filed with the SEC on March 22, 2024, and in Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on March 14, 2024. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which were filed by Company with the SEC.
Non-Solicitation
This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Special Meeting shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts
Investors
ExcelFin Acquisition Corp.
Joe Ragan
Chief Executive Officer & Chief Financial Officer
jragan@paperexcellence.com